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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  April 24, 2002

                           NB&T FINANCIAL GROUP, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)




             OHIO                        0-23134               31-1004998
         ------------                   ---------              ----------
(State or other jurisdiction of   (Commission File No.)  (IRS Employer I.D. No.)
        incorporation)




                 48 N. South Street, Wilmington, Ohio     45177
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:     (937) 382-1441
                                                    ----------------------------



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ITEM 5.           OTHER EVENTS.

The following was contained in a press release issued by NB&T Financial Group, Inc., on or about April 24, 2002.

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced that net income per share increased 11.1% to $.50 for the first quarter of 2002, from $.45 per share for the first quarter of 2001. Net income for the quarter increased to $1.54 million, compared to $1.45 million for the same quarter last year.

Net interest income increased 22.9% during the first quarter of 2002 compared to the same quarter last year. Although interest income decreased 2.5%, interest expense decreased 21.7% when comparing these two amounts to the same period last year. Average loans increased 2.3%, while their average yield decreased from 8.62% in the first quarter of 2001 to 7.81% in the first quarter of 2002. Average securities increased 40.6%, but their average tax-equivalent yield decreased from 7.03% for the first quarter last year to 5.71% for the first quarter of this year. Average interest-bearing liabilities increased 17.6% from last year, and were primarily invested in the securities portfolio. The cost of interest-bearing liabilities decreased from 5.03% during the first quarter of last year to 3.35% in the first quarter of this year.

Non-interest income was $1.96 million, 15.0% above the first quarter of 2001. The increase was primarily due to increases in service charges on deposits and insurance agency commissions. Non-interest expense increased 26.7% from the first quarter of last year, the primary reasons being increases in salaries and benefits expense and occupancy and equipment expense related to the opening of three new branches, the acquisition of The Sabina Bank, and the acquisition of two insurance agencies during 2001.

Performance ratios for the first quarter of 2002 included a return on assets of ..91%, and a return on equity of 12.15%.

Total assets grew 14.2% from last year to $686.6 million. Net loans were $374.7 million, an increase of 3.2%, and total deposits increased 16.7% to $494.5 million. Book value per share was $15.81 and equity to assets was 7.39% as of March 31, 2002.

On March 19, 2002 the Board of Directors declared a dividend of $0.23 per share payable April 25, 2002, to shareholders of record on March 31, 2002. This is an increase of 9.5% from the first quarter of 2001.



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                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     NB&T Financial Group, Inc.



                                     By:  /s/ Charles L. Dehner
                                         ----------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                         Chief Financial Officer


Date:  April 24, 2002